Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER 2012 FINANCIAL RESULTS

New York, New York, February 20, 2013 - Genco Shipping & Trading Limited (NYSE: GNK) (“Genco” or the “Company”) today reported its financial results for the three and twelve months ended December 31, 2012.

The following financial review discusses the results for the three months and years ended December 31, 2012 and December 31, 2011.

Fourth Quarter 2012 and Year-to-Date Highlights

•	Recorded net loss attributable to Genco for the fourth quarter of $45.7 million, or $1.06 basic and diluted loss per share;

•	Maintained cash position of $82.8 million on a consolidated basis, including restricted cash;

o	$79.5 million at Genco Shipping & Trading Limited, including restricted cash;
o	$3.3 million at Baltic Trading Limited; and

•
Continued a short-term time charter strategy by fixing vessels on spot market-related time charters with the option to convert to a fixed rate and on short-term charters while the market remains volatile.

Financial Review: 2012 Fourth Quarter

The Company recorded net loss attributable to Genco for the fourth quarter of 2012 of $45.7 million, or $1.06 basic and diluted loss per share. Comparatively, for the three months ended December 31, 2011, net income attributable to Genco was $0.3 million, or $0.01 basic and diluted earnings per share.

EBITDA was $12.1 million for the three months ended December 31, 2012 versus $57.3 million for the three months ended December 31, 2011.

Robert Gerald Buchanan, President, commented, “During the fourth quarter and full year 2012, management maintained an opportunistic time charter approach in a challenging drybulk market. Our goal is to enhance future performance by employing our vessels on short-term and spot market-related contracts that preserve the ability to benefit from a rising freight rate environment while maintaining an efficient cost structure. With a large and modern fleet, we are in a strong position to capitalize on the positive long-term demand for iron ore, coal, steel and other core commodities and continue to provide multinational charterers with high-quality tonnage.”

Genco’s voyage revenues decreased to $48.4 million for the three months ended December 31, 2012 versus $96.3 million for the three months ended December 31, 2011, mainly due to lower charter rates achieved by the majority of the vessels in our fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased to $8,206 per day for the three months ended December 31, 2012 compared to $16,805 per day for the three months ended December 31, 2011. The decrease in TCE rates resulted from lower charter rates achieved in the fourth quarter of 2012 versus the same period in 2011 for the majority of the vessels in our fleet. Increased vessel supply due to the high pace of deliveries experienced through the first half of 2012, weighed on freight rates during the fourth quarter.  This was partially offset by elevated levels of scrapping of older tonnage and greater iron ore exports out of Brazil.

Total operating expenses increased to $75.4 million for the three months ended December 31, 2012 from $73.2 million for the three-month period ended December 31, 2011. Vessel operating expenses were $28.7 million for the fourth quarter of 2012 compared to $29.1 million for the same period in 2011. The decrease in vessel operating expenses was primarily due to lower maintenance related expenses partially offset by higher crewing expenses for the fourth quarter of 2012 versus the same period in 2011.

Depreciation and amortization expenses slightly increased to $35.1 million for the fourth quarter of 2012 from $34.7 million for the fourth quarter of 2011 due to a full quarter of depreciation for the Genco Spirit which was delivered to the Company in November 2011, as well as drydock amortization for the vessels in our fleet that underwent drydockings in 2012. General, administrative and management fees increased to $10.0 million in the fourth quarter of 2012 from $8.0 million in the fourth quarter of 2011.

Daily vessel operating expenses, or DVOE, decreased to $5,031 per vessel per day during the fourth quarter of 2012 as compared to $5,142 per vessel per day for the fourth quarter of 2011, mainly due to lower maintenance related expenses partially offset by higher crewing expenses. We note that our fourth quarter and full year 2012 DVOE are below our budget set forth at the beginning of the year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our DVOE budget for 2013 is $5,250 per vessel per day on a weighted average basis for the 53 vessels in our fleet, excluding vessels owned by Baltic Trading Limited.

John C. Wobensmith, Chief Financial Officer, commented, “During the year, management took proactive measures enabling Genco to enhance its financial strength and flexibility. Specifically, we amended our three credit facilities under favorable terms and completed a follow-on equity offering."

Financial Review: Full Year 2012

The net loss attributable to Genco was $144.9 million or $3.47 basic and diluted loss per share for the year ended December 31, 2012, compared to net income attributable to Genco of $25.4 million or $0.72 basic and diluted earnings per share for the year ended December 31, 2011. Voyage revenues decreased to $223.2 million for the year ended December 31, 2012 compared to $388.9 million for the year ended December 31, 2011. EBITDA was $82.5 million for the year ended December 31, 2012 versus $249.1 million for the year ended December 31, 2011. TCE rates obtained by the Company decreased to $9,706 per day for the year ended December 31, 2012 from $17,644 per day for the year ended December 31, 2011, mainly due to lower rates achieved for our vessels during 2012 as compared to 2011. Total operating expenses were $295.8 million for the year ended December 31, 2012 compared to $279.6 million for the year ended December 31, 2011, and daily vessel operating expenses per vessel were $5,038 versus $4,819 for the comparative periods, mainly due to higher expenses related to crewing and maintenance.

Liquidity and Capital Resources

 Cash Flow

Net cash used in operating activities for the year ended December 31, 2012 was $18.8 million versus $158.2 million of net cash provided by operating activities for the year ended December 31, 2011. The decrease in cash provided by operating activities was primarily due to a net loss of $157.8 million for the year ended December 31, 2012 compared to net income of $25.1 million for the year ended December 31, 2011, which resulted from lower charter rates achieved in 2012 versus 2011 for the majority of the vessels in our fleet.

Net cash used in investing activities for the year ended December 31, 2012 and 2011 was $3.7 million and $133.4 million, respectively.  The decrease was primarily due to fewer funds used for purchases of vessels during 2012 compared to 2011. For the year ended December 31, 2012, cash used in investing activities primarily related to the purchase of fixed assets in the amount of $2.1 million and vessel related equipment totaling $1.2 million. For the year ended December 31, 2011, cash used in investing activities predominantly related to purchases of vessels in the amount of $130.3 million.

Net cash used in financing activities was $132.9 million during the year ended December 31, 2012 as compared to $67.7 million during the year ended December 31, 2011.  The increase in cash used in financing activities was primarily a result of additional repayments of outstanding debt during 2012 as compared to 2011 including prepaying an aggregate of $99.9 million under agreements to amend our three credit facilities, and drawdowns on the $100 Million Term Loan Facility and the $253 Million Term Loan

Facility during 2011 offset by the net proceeds provided by our follow-on offering in February 2012. Cash used in financing activities for the year ended December 31, 2012 consisted of $118.6 million repayment of debt under the 2007 Credit Facility, $40.6 million repayment of debt under the $253 Million Term Loan Facility, $15.4 million repayment of debt under the $100 Million Term Loan Facility, $49.9 million of net proceeds provided by our follow-on offering in February 2012, $4.1 million of deferred financing costs and the $4.1 million dividend payment of our subsidiary, Baltic Trading Limited, to its outside shareholders. Cash used in financing activities for the year ended December 31, 2011 mainly consisted of the following: $102.5 million repayment of debt under the 2007 Credit Facility, $26.9 million repayment of debt under the $253 Million Term Loan Facility, $8.0 million repayment of debt under the $100 Million Term Loan Facility, $4.1 million of deferred financing costs and the $7.6 million dividend payment of our subsidiary, Baltic Trading Limited, to its outside shareholders. Those uses were partially offset by $21.5 million of proceeds from the $253 Million Term Loan Facility related to the Bourbon vessels acquired and $60.0 million of proceeds from the $100 Million Term Loan Facility related to the Metrostar vessels acquired.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Excluding Baltic Trading Limited’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet. We estimate that three of our vessels will be drydocked in the first quarter of 2013. We further anticipate that six of our vessels will be drydocked during the remainder of 2013.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2014 to be:

	Q1 2013	Q2-Q4 2013	2014
Estimated Costs (1)	$2.3 million	$4.7 million	$12.0 million
Estimated Offhire Days (2)	60	120	320

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Hunter drydocking commenced in the third quarter of 2012 and was completed on October 2, 2012.  During the fourth quarter, the vessel was on planned offhire for an aggregate of 1.8 days in connection with the scheduled drydocking.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$ 48,419	$ 96,316	$ 223,159	$ 388,929
Service revenues	828	828	3,294	3,285
Total revenues	49,247	97,144	226,453	392,214

Operating expenses:
Voyage expenses	1,911	1,862	7,009	4,457
Vessel operating expenses	28,696	29,120	114,318	105,514
General, administrative and management fees	9,993	8,020	35,673	33,928
Depreciation and amortization	35,109	34,719	139,063	136,203
Other operating income	(265)	(527)	(265)	(527)
Total operating expenses	75,444	73,194	295,798	279,575

Operating (loss) income	(26,197)	23,950	(69,345)	112,639

Other (expense) income:
Other income (expense)	10	1	(29)	(80)
Interest income	26	113	378	616
Interest expense	(22,398)	(22,068)	(87,558)	(86,722)
Other expense	(22,362)	(21,954)	(87,209)	(86,186)

(Loss) income before income taxes	(48,559)	1,996	(156,554)	26,453

Income tax expense	(305)	(344)	(1,222)	(1,385)

Net (loss) income	(48,864)	1,652	(157,776)	25,068
Less: Net (loss) income attributable to noncontrolling interest	(3,197)	1,344	(12,848)	(318)

Net (loss) income attributable to Genco Shipping & Trading Limited	$ (45,667)	$ 308	$ (144,928)	$ 25,386

Net (loss) income per share - basic	$ (1.06)	$ 0.01	$ (3.47)	$ 0.72

Net (loss) income per share - diluted(1)	$ (1.06)	$ 0.01	$ (3.47)	$ 0.72

Weighted average common shares outstanding - basic	43,026,657	35,266,283	41,727,075	35,179,244

Weighted average common shares outstanding - diluted(1)	43,026,657	35,395,190	41,727,075	35,258,205

		December 31, 2012	December 31, 2011
BALANCE SHEET DATA:		(unaudited)
Cash (including restricted cash)		$ 82,750	$ 237,718
Current assets		102,460	259,365
Total assets		2,843,371	3,119,277
Current liabilities		25,680	221,702
Total long-term debt (including note payable)		1,524,357	1,694,393
Shareholders' equity (including $194.9 million and $210.0 million of non-controlling interest at December 31, 2012 and December 31, 2011, respectively)		1,261,207	1,361,618

		Twelve Months Ended
		December 31, 2012	December 31, 2011
		(unaudited)

Net cash (used in) provided by operating activities		$ (18,834)	$ 158,183
Net cash used in investing activities		(3,669)	(133,367)
Net cash used in financing activities		(132,865)	(67,725)

1)  The convertible notes were anti-dilutive for the quarter and year to date periods ended December 31, 2012 and December 31, 2011.

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net (Loss) Income attributable to Genco Shipping & Trading Limited	$ (45,667)	$ 308	$ (144,928)	$ 25,386
+ Net interest expense	22,372	21,955	87,180	86,106
+ Income tax expense	305	344	1,222	1,385
+ Depreciation and amortization	35,109	34,719	139,063	136,203
EBITDA(1)	$ 12,119	$ 57,326	$ 82,537	$ 249,080

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
GENCO STANDALONE FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	53	53	53	53
Average number of vessels (2)	53.0	52.6	53.0	51.0
Total ownership days for fleet (3)	4,876	4,836	19,398	18,613
Total available days for fleet (4)	4,841	4,793	18,987	18,506
Total operating days for fleet (5)	4,769	4,741	18,829	18,364
Fleet utilization (6)	98.5%	98.9%	99.2%	99.2%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 8,232	$ 17,005	$ 10,006	$ 18,429
Daily vessel operating expenses per vessel (8)	5,012	5,143	5,031	4,809

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	62	62	62	62
Average number of vessels (2)	62.0	61.6	62.0	60.0
Total ownership days for fleet (3)	5,704	5,664	22,692	21,898
Total available days for fleet (4)	5,667	5,621	22,270	21,791
Total operating days for fleet (5)	5,593	5,564	22,090	21,627
Fleet utilization (6)	98.7%	99.0%	99.2%	99.2%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 8,206	$ 16,805	$ 9,706	$ 17,644
Daily vessel operating expenses per vessel (8)	5,031	5,142	5,038	4,819

(1) EBITDA represents net (loss) income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.  The foregoing definition of EBITDA differs from the definition of Consolidated EBITDA used in the financial covenants of our 2007 Credit Facility, our $253 Million Term Loan Credit Facility, and $100 Million Term Loan Credit Facility.  Specifically, Consolidated EBITDA substitutes gross interest expense (which includes amortization of deferred financing costs) for net interest expense used in our definition of EBITDA, includes adjustments for restricted stock amortization and non-cash charges for deferred financing costs related to the refinancing of the other credit facilities or any non-cash losses from our investment in Jinhui and excludes extraordinary gains or losses and gains or losses from derivative instruments used for hedging purposes or sales of assets other than inventory sold in the ordinary course of business.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of February 20, 2013, the average age of our fleet was 7.8 years, as compared to the average age for the world fleet of approximately 10 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	March 2013	100% of BCI
Genco Tiberius	2007	Cargill International S.A.	September 2013	100% of BCI
Genco London	2007	Cargill International S.A.	July 2013	100% of BCI
Genco Titus	2007	Swissmarine Services S.A.	June 2013	100% of BCI
Genco Constantine	2008	Cargill International S.A.	October 2013	100% of BCI
Genco Hadrian	2008	Swissmarine Services S.A.	October 2013	98.5% of BCI(3)
Genco Commodus	2009	Swissmarine Services S.A.	May 2013	99% of BCI
Genco Maximus	2009	Swissmarine Services S.A.	December 2013	98.5% of BCI(4)
Genco Claudius	2010	Swissmarine Services S.A.	January 2014	98.5% of BCI(5)

Panamax Vessels
Genco Beauty	1999	Global Maritime Investments Ltd.	May 2013	97% of BPI
Genco Knight	1999	Swissmarine Services S.A.	January 2014	98% of BPI(6)
Genco Leader	1999	TTMI Sarl	December 2013	100% of BPI(7)
Genco Vigour	1999	Global Maritime Investments Ltd.	March 2013	97% of BPI
Genco Acheron	1999	Global Maritime Investments Ltd.	March 2013	97% of BPI
Genco Surprise	1998	Swissmarine Services S.A.	September 2013	97% of BPI
Genco Raptor	2007	Global Maritime Investments Ltd.	March 2013	100% of BPI

Genco Thunder	2007	Swissmarine Services S.A.	June 2013	97% of BPI

Supramax Vessels
Genco Predator	2005	D’Amico Dry Ltd.	May 2013/Oct. 2014	103% of BSI/101% of BSI(8)
Genco Warrior	2005	Pacific Basin Chartering Ltd.	May 2014	101% of BSI
Genco Hunter	2007	Pacific Basin Chartering Ltd.	July 2013	105% of BSI
Genco Cavalier	2007	West Line Shipping Co., Ltd.	March 2013	$7,000(9)
Genco Lorraine	2009	Pioneer Navigation Ltd.	July 2013	$9,400
Genco Loire	2009	Clipper Bulk Shipping N.V.	July 2013	$9,950
Genco Aquitaine	2009	Pioneer Navigation Ltd.	March 2013	100% of BSI
Genco Ardennes	2009	Hamburg Bulk Carriers	February 2014	$10,250
Genco Auvergne	2009	Pacific Basin Chartering Ltd.	April 2013	100% of BSI
Genco Bourgogne	2010	Thoresen Shipping Singapore PTE Ltd.	July 2013	$8,000(10)
Genco Brittany	2010	D’Amico Dry Ltd.	April 2013	100% of BSI
Genco Languedoc	2010	Clipper Bulk Shipping N.V./D’Amico Dry Ltd.	Feb. 2013/Jan. 2015	$8,500/100% of BSI(11)
Genco Normandy	2007	Pacific Basin Chartering Ltd.	March 2013	$8,500(12)
Genco Picardy	2005	Pioneer Navigation Ltd.	December 2014	101% of BSI(13)
Genco Provence	2004	Pioneer Navigation Ltd.	March 2014	101% of BSI(14)
Genco Pyrenees	2010	Navig8 Inc.	March 2013	100% of BSI
Genco Rhone	2011	AMN Bulk Carriers Inc.	March 2013	100% of BSI

Handymax Vessels
Genco Success	1997	ED & F MAN Shipping Ltd.	April 2013	91.5% of BSI
Genco Carrier	1998	Klaveness Chartering	June 2013	91% of BSI
Genco Prosperity	1997	ED & F MAN Shipping Ltd.	June 2013	$7,000(15)
Genco Wisdom	1997	JIT International Co., Ltd.	April 2013	$7,900(16)
Genco Marine	1996	ED & F MAN Shipping Ltd.	April 2013	91% of BSI
Genco Muse	2001	Trafigura Beheer B.V.	March 2013	93.5% of BSI

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	May 2013	Spot(17)
Genco Pioneer	1999	Lauritzen Bulkers A/S	May 2013	Spot(17)
Genco Progress	1999	Lauritzen Bulkers A/S	February 2014	Spot(17)
Genco Reliance	1999	Lauritzen Bulkers A/S	February 2014	Spot(17)
Genco Sugar	1998	Lauritzen Bulkers A/S	February 2014	Spot(17)
Genco Charger	2005	Pacific Basin Chartering Ltd.	February 2015	100% of BHSI(18)
Genco Challenger	2003	Siva Bulk Ltd./Pacific Basin Chartering Ltd.	Feb. 2013/Feb. 2015	$4,250/100% of BHSI(19)
Genco Champion	2006	Pacific Basin Chartering Ltd.	March 2013	100% of BHSI
Genco Ocean	2010	Cargill International S.A.	June 2013	$8,500-$13,500 with 50% profit sharing(20)
Genco Bay	2010	Cargill International S.A.	March 2013	$8,500-$13,500 with 50% profit sharing(20)
Genco Avra	2011	Cargill International S.A.	March 2014	$8,500-$13,500 with 50% profit sharing(20)
Genco Mare	2011	Cargill International S.A.	May 2015	115% of BHSI
Genco Spirit	2011	Cargill International S.A.	September 2014	$8,500-$13,500 with 50% profit sharing(20)

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charter from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3) We have reached an agreement with Swissmarine Services S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 98.5% of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 98.5%.  The vessel delivered to charterers on December 7, 2012.

(4) We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter for 11 to 13.5 months based on 98.5% of the BCI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 98.5%.  The extension began on January 18, 2013.

(5) We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter for 11 to 13.5 months based on 98.5% of the BCI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 98.5%.  The extension began on February 12, 2013.

(6) We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter based on 98% of the Baltic Panamax Index (BPI), published by the Baltic Exchange, as reflected in daily reports, except for the initial 10 days in which hire is based on 98% of the rate for the Baltic Panamax P3A route.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are January 1, 2014 and April 1, 2014, respectively.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 98%.  The extension is expected to begin on or about March 9, 2013.

(7) We have reached an agreement with TTMI Sarl on a spot market-related time charter for 10 to 15 months based on 100% of the BPI, as reflected in daily reports, except for the initial 40 days in which hire is based on 100% of the rate for the Baltic Panamax P3A route.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 100%.  The vessel’s previous time charter ended on January 23, 2013 and delivered to the new charterers on February 5, 2013 after repositioning.

(8) We have agreed to an extension with D’Amico Dry Ltd. on a spot market-related time charter based on 101% of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are October 7, 2014 and January 7, 2015, respectively.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 101%.  The extension is expected to begin on or about May 11, 2013.

(9) We have reached an agreement with West Line Shipping Co., Ltd. on a time charter for approximately 20 days at a rate of $7,000 per day.  Hire is paid every 15 days in advance less a 5.00% third party brokerage commission.  The vessel is expected to deliver to charterers on or about February 21, 2013 after repositioning.  The vessel’s previous time charter with Pacific World Shipping PTE Ltd. at a rate of $9,500 per day ended on February 14, 2013.

(10) We have reached an agreement with Thoresen Shipping Singapore PTE Ltd. on a time charter for 8 to 13 months at a rate of $8,000 per day.  Hire is paid every 15 days in advance less a 5.00% third party brokerage commission.  The vessel delivered to charterers on November 23, 2012.

(11) We have reached an agreement with D’Amico Dry Ltd. on a spot market-related time charter based on 100% of the BSI, as reflected in daily reports, except for the initial 35 days in which the hire rate will be based on the average of the Baltic Supramax S2 and S3 routes.  Hire will be paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are January 5, 2015 and March 5, 2015, respectively.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%.  The vessel is expected to deliver to charterers on or about February 27, 2013.

(12) We have reached an agreement with Pacific Basin Chartering Ltd. on a time charter for 3 to 5.5 months at a rate of $8,500 per day.  Hire is paid every 15 days in advance less a 5.00% third party brokerage commission.  The vessel delivered to charterers on December 9, 2012 after being previously fixed with Oceanwide Services GMBH on a time charter at a rate of $8,100 per day beginning on November 15, 2012.

(13) We have reached an agreement with Pioneer Navigation Ltd. on a spot market-related time charter based on 101% of the BSI, as reflected in daily reports, except for the initial 38 days in which the hire rate will be $5,000 per day.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are December 1, 2014 and February 15, 2015, respectively.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 101%.  The vessel delivered to charterers on February 20, 2013.

(14) We have reached an agreement with Pioneer Navigation Ltd. on a spot market-related time charter based on 101% of the BSI, as reflected in daily reports, except for the initial 30 days in which the hire rate will be $5,500 per day.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are March 1, 2014 and June 1, 2014, respectively.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 101%.  The vessel delivered to charterers on January 1, 2013.

(15) We have reached an agreement with ED & F MAN Shipping Ltd. on a time charter for 3.5 to 7 months at a rate of $7,000 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel is expected to deliver to charterers on or about February 25, 2013 after repositioning.  The vessel’s previous time charter with Jaldhi Overseas PTE Ltd. at a rate of $4,000 per day ended on February 17, 2013.

(16) We have reached an agreement with JIT International Co., Ltd. on a time charter for 4 to 6.5 months at a rate of $7,900 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel delivered to charterers on December 6, 2012.

(17) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.

(18) We have reached an agreement with Pacific Basin Chartering Ltd. on a spot market-related time charter based on 100% of the Baltic Handysize Index (BHSI), as published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are February 15, 2015 and May 15, 2015, respectively.  Genco maintains the option to convert to a fixed rate based on Handysize FFA values at 100%.  The vessel delivered to charterers on January 31, 2013.

(19) We have reached an agreement with Siva Bulk Ltd. on a time charter for approximately 25 days at a rate of $4,250 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel delivered to charterers on January 25, 2013.  After this current time charter, the vessel will go to drydock for schedule repairs.  Once the drydock has concluded, the vessel will be fixed with Pacific Basin Chartering Ltd on a spot market-related time charter for 23 to 27 months based on 100% of the BHSI, as reflected in daily reports.  Hire will be paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Handysize FFA value at 100%.  The vessel is expected to deliver to charterers on or about March 11, 2013.

(20) The rate for the spot market-related time charter is linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate is based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire is paid every 15 days in advance net of a 5.00% third party brokerage commission.  These vessels were acquired with existing time charters with below-market rates. For these below-market time charters, Genco allocates the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters, at which point the respective liabilities will be amortized to zero and the vessels will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.  Specifically, for the Genco Spirit, Genco Avra, Genco Ocean and Genco Bay, the daily amount of amortization associated with the below-market rates are approximately $200, $350, $700 and $750 per day over the actual cash rate earned, respectively.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, February 21, 2013 at 8:30 a.m. Eastern Time, to discuss its 2012 fourth quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 455-2260 or (719) 457-2645 and enter passcode 2603843. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 2603843. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its reports on Form 10-Q and Form 8-K.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.